EXHIBIT 10.1

CREDIT AGREEMENT
Dated as of November 1, 2006
by and between
U-STORE-IT, L.P.,
as Borrower,
and
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Lender

SCHEDULE 1.1.(A)	List of Loan Parties

EXHIBIT A	Form of Notice of Continuation
EXHIBIT B	Form of Notice of Conversion
EXHIBIT C	Form of Note
EXHIBIT D	Form of Opinion of Counsel
EXHIBIT E	Form of Guaranty

     THIS CREDIT AGREEMENT (this “Agreement”) dated as of November 1, 2006 by and between U-STORE-IT, L.P., a limited partnership formed under the laws of the State of Delaware (the “Borrower”), and WACHOVIA BANK, NATIONAL ASSOCIATION (the “Lender”).
     WHEREAS, the Borrower has requested the Lender to make a term loan to the Borrower in a principal amount of up to $50,000,000 the proceeds of which the Borrower will use for the purposes permitted by this Agreement; and
     WHEREAS, the Lender is willing to make such loan to the Borrower on and subject to the terms and conditions contained herein.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:
Article I. Definitions
Section 1.1. Definitions.
     In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:
     “Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.
     “Additional Costs” has the meaning given that term in Section 4.1.
     “Adjusted LIBOR” means, with respect to each Interest Period for any LIBOR Loan, the rate obtained by dividing (a) LIBOR for such Interest Period by (b) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”) as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America to residents of the United States of America). Any change in such maximum rate shall result in a change in Adjusted LIBOR on the date on which such change in such maximum rate becomes effective.
     “Agreement Date” means the date as of which this Agreement is dated.
     “Applicable Law” means all applicable provisions of constitutions, statutes, laws, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.
     “Applicable Margin” means (a) 1.15% for LIBOR Loans and (b) 0.15% for Base Rate Loans.
     “Assignee” has the meaning given that term in Section 9.5.(d).
     “Base Rate” means the per annum rate of interest equal to the greater of (a) the Prime Rate or (b) the Federal Funds Rate plus one-half of one percent (0.5%). Any change in the Base Rate resulting from a change in the Prime Rate or the Federal Funds Rate shall become effective as of 12:01 a.m. on the Business Day on which each such change occurs. The Base Rate is a reference rate used by the Lender in determining interest rates on certain loans and is not intended to be the lowest rate of interest charged by the Lender on any extension of credit to any debtor.
     “Base Rate Loan” means any portion of the Loan bearing interest at a rate based on the Base Rate.
     “Borrower” has the meaning set forth in the introductory paragraph hereof and shall include the Borrower’s successors and permitted assigns.

     “Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in Charlotte, North Carolina are authorized or required to close and (b) with reference to a LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Commitment” means the Lender’s obligation to make the Loan pursuant to Section 2.1. in an amount up to, but not exceeding, the amount set forth for the Lender on its signature page hereto as the Lender’s “Commitment Amount”.
     “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.6.
     “Convert”, “Conversion” and “Converted” each refers to the conversion of a LIBOR Loan into a Base Rate Loan or a Base Rate Loan into a LIBOR Loan, in each case pursuant to Section 2.7.
     “Credit Event” means any of the following: (a) the making of the Loan, (b) the Continuation of a LIBOR Loan and (c) the Conversion of a Base Rate Loan into a LIBOR Loan.
     “Default” means any of the events specified in Section 8.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.
     “Dollars” or “$” means the lawful currency of the United States of America.
     “Effective Date” means the later of: (a) the Agreement Date; and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in writing by the Lender.
     “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.
     “Equity Issuance” means any issuance by a Person of any Equity Interest in such Person and shall in any event include the issuance of any Equity Interest upon the conversion or exchange of any security constituting Indebtedness that is convertible or exchangeable, or is being converted or exchanged, for Equity Interests.
     “Event of Default” means any of the events specified in Section 8.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.
     “Existing Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of February 23, 2006 by and among the Borrower, the Parent, the financial institutions party thereto as “Lenders”, Wachovia Bank, National Association, as Agent, and the other parties thereto.
     “Existing Credit Agreement Covenants” means all of the covenants set forth in Articles VIII (excluding Section 8.12) through X of the Existing Credit Agreement.
     “Existing Credit Agreement Default” means any event or condition set forth in Article XI of the Existing Credit Agreement.
     “Existing Credit Agreement Representations” means the representations and warranties set forth in Article VI of the Existing Credit Agreement.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Lender by federal funds dealers selected by the Lender on such day on such transaction as determined by the Lender.
     “Fees” means any fees payable by the Borrower hereunder or under any other Loan Document.
     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.
     “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.
     “Guarantor” means any Person that is a party to the Guaranty as a “Guarantor” and in any event shall include the Parent and each other Guarantor under and as defined in the Existing Credit Agreement.
     “Guaranty” means the Guaranty to which the Guarantors are parties substantially in the form of Exhibit E.
     “Indebtedness” has the meaning given such term in the Existing Credit Agreement
     “Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the Continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days or 1 month thereafter, as the Borrower may select in the request for the Loan given pursuant to Section 5.1.(a)(x), in a Notice of Conversion or in a Notice of Continuation, as the case may be, except that each Interest Period of 1 month’s duration that commences on the last Business Day of a calendar month, or on a day for which there is no corresponding day in the appropriate subsequent calendar month, shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (b) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “Lender” means Wachovia Bank National Association, together with its respective successors and permitted assigns.
     “LIBOR” means, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” shall mean, for any LIBOR Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on the Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on the Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates. If for any reason none of the foregoing rates is available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Lender as the rate of interest at which Dollar deposits in the approximate amount of the LIBOR Loan comprising part of such borrowing would be offered by the Lender to major banks in the London interbank Eurodollar market at their request at or about 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
     “LIBOR Loan” means any portion of the Loan bearing interest at a rate based on LIBOR.
     “Lien” has the meaning given such term in the Existing Credit Agreement.
     “Loan” means the loan made by the Lender to the Borrower pursuant to Section 2.1.
     “Loan Document” means this Agreement, the Note, and each other document or instrument now or hereafter executed and delivered by the Borrower or any other Loan Party in connection with, pursuant to, or relating to this Agreement.
     “Loan Party” means each of the Parent, the Borrower and each other Person who guarantees all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Parent and the Borrower as of the Agreement Date.
     “Mandatory Prepayment Event” means (a) any Equity Issuance by the Parent, the Borrower or any Subsidiary, and (b) the incurrence by the Parent, the Borrower or any Subsidiary of any Indebtedness, including any Secured Indebtedness and Indebtedness in respect of the term loan facility anticipated to be in the amount of $200,000,000 being arranged by an affiliate of the Lender, or any refinancing thereof.
     “Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent, the Borrower and the other Subsidiaries taken as a whole, (b) the ability of the Parent, the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lender under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loan or other amounts payable in connection therewith.
     “Net Cash Proceeds” means with respect to (a) incurrence of Indebtedness, the aggregate amount of all cash received from such incurrence, net of the amount of any out-of-pocket legal fees, title and recording tax expenses, investment banking fees, underwriting discounts, commissions and other customary fees and expenses actually incurred by the Parent, the Borrower or such Subsidiary in connection therewith (b) any Equity Issuance, the aggregate amount of all cash received by the Parent, the Borrower or any other Subsidiary in respect of such Equity Issuance less investment banking fees, legal fees, accountants fees, underwriting discounts and commissions, listing fees, financial printing costs and other customary fees and expenses actually incurred by the Parent, the Borrower or any other Subsidiary in connection with such Equity Issuance.
     “Note” has the meaning given that term in Section 2.8.(a).
     “Notice of Continuation” means a notice in the form of Exhibit A to be delivered to the Lender pursuant to Section 2.6. evidencing the Borrower’s request for the Continuation of a LIBOR Loan.
     “Notice of Conversion” means a notice in the form of Exhibit B to be delivered to the Lender pursuant to Section 2.7. evidencing the Borrower’s request for the Conversion of a portion of the Loan from one Type to another Type.
     “Obligations” means, individually and collectively, the aggregate principal balance of, and all accrued and unpaid interest on, the Loan, and all other indebtedness, liabilities, obligations, covenants and duties of the Borrower owing to the Lender of every kind, nature and description, under or in respect of this Agreement or any of the other

Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.
     “OFAC” means U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor Governmental Authority.
     “Parent” means U-Store-It Trust, a real estate investment trust formed under the laws of the State of Maryland, together with its successors and permitted assigns.
     “Participant” has the meaning given that term in Section 9.5.(c).
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
     “Post-Default Rate” means a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans plus four percent (4.0%).
     “Prime Rate” means the rate of interest per annum announced publicly by the Lender as its prime rate from time to time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by the Lender.
     “Principal Office” means the office of the Lender located at One Wachovia Center, Charlotte, North Carolina, or such other office of the Lender as the Lender may designate from time to time.
     “Regulatory Change” means, with respect to the Lender, any change in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) effective after the Agreement Date or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including the Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by the Lender with any request or directive regarding capital adequacy.
     “Responsible Officer” means with respect to the Parent, the Borrower or any other Subsidiary, the chief executive officer, president and chief financial officer of the Parent, the Borrower or such Subsidiary or, if any of the foregoing is a partnership, such officer of its general partner.
     “Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, in each case, a country that is subject to a sanctions program identified on the list maintained by the OFAC and published from time to time, as such program may be applicable to such agency, organization or Person.
     “Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by the OFAC as published from time to time.
     “Secured Indebtedness” means Indebtedness that is secured in any manner by any Lien.
     “Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that could reasonably be expected to become an actual and matured liability); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.
     “Subsidiary” means, for any Person, any corporation, partnership or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.
     “Taxes” has the meaning given that term in Section 3.8.
     “Termination Date” means November 30, 2006.
     “Type” with respect to a portion of the Loan, refers to whether such portion is a LIBOR Loan or Base Rate Loan.
Section 1.2. General; References to Times.
     Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified (including any waivers of the terms thereof) as of the date of this Agreement and from time to time thereafter to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Parent or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to Charlotte, North Carolina time.
Article II. Credit Facility
Section 2.1. Loan.
     Subject to the terms and conditions hereof, on the Effective Date, the Lender agrees to make the Loan to the Borrower in the principal amount equal to the amount requested by the Borrower in the request referred to in Section 5.1.(a)(x), which amount may not exceed the amount of the Lender’s Commitment. Subject to satisfaction of the applicable conditions set forth in Article V. for such borrowing, the Lender will make the proceeds of the Loan available to the Borrower no later than 2:00 p.m. on the Effective Date and in the manner specified by the Borrower in the request referred to in Section 5.1.(a)(x). The Borrower may not reborrow any portion of the Loan once repaid.
Section 2.2. Rates and Payment of Interest on Loan.
     (a) Rates. The Borrower promises to pay to the Lender interest on the unpaid principal amount of the Loan for the period from and including the date of the making of the Loan to but excluding the date the Loan shall be paid in full, at the following per annum rates:

     (i) with respect to any portion of the Loan that is a Base Rate Loan, at the Base Rate (as in effect from time to time) plus the Applicable Margin for such portion of the Loan; and
     (ii) with respect to any portion of the Loan that is a LIBOR Loan, at Adjusted LIBOR for such portion of the Loan for the Interest Period therefor plus the Applicable Margin.
Notwithstanding the foregoing, while an Event of Default exists, the Borrower shall pay to the Lender interest at the Post-Default Rate on the outstanding principal amount of the Loan and on any other amount payable by the Borrower hereunder or under any other Loan Document (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).
     (b) Payment of Interest. Accrued and unpaid interest on the Loan shall be payable (i) in the case of a Base Rate Loan, monthly in arrears on the first day of each calendar month, (ii) in the case of a LIBOR Loan, in arrears on the last day of each Interest Period therefor and (iii) in the case of any portion of the Loan, in arrears upon the payment, prepayment or Continuation thereof or the Conversion of such portion of the Loan from a LIBOR Loan to a Base Rate Loan (but only on the principal amount so paid, prepaid, Continued or Converted). Interest payable at the Post-Default Rate shall be payable from time to time on demand. Promptly after the determination of any interest rate provided for herein or any change therein, the Lender shall give notice thereof to the Borrower. All determinations by the Lender of an interest rate hereunder shall be conclusive and binding on Borrower for all purposes, absent manifest error.
Section 2.3. Number of Interest Periods.
     There may be no more than 2 different Interest Periods for LIBOR Loans outstanding at the same time.
Section 2.4. Repayment of Loan.
     The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Loan on the Termination Date.
Section 2.5. Prepayments.
     (a) Optional. Subject to Section 4.4., the Borrower may prepay the Loan, in whole or in part, at any time without premium or penalty. The Borrower shall give the Lender at least 2 Business Days prior written notice of the prepayment of the Loan.
     (b) Mandatory. Within 2 Business Days of receipt by the Parent, the Borrower or any of the other Subsidiaries of Net Cash Proceeds from any Mandatory Prepayment Event, the Borrower shall pay to the Lender an amount equal to the Net Cash Proceeds attributable to such Mandatory Prepayment Event. Such payment shall be applied to pay all amounts of principal outstanding on the Loan. If the Borrower is required to pay any outstanding LIBOR Loans by reason of this subsection prior to the end of the applicable Interest Period therefor, the Borrower shall pay all amounts due under Section 4.4.
Section 2.6. Continuation.
     So long as no Default or Event of Default shall exist, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan or portion thereof. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Lender a Notice of Continuation not later than 11:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telephone or telecopy, confirmed immediately in writing if by telephone, in the form of a Notice of Continuation, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and the portion thereof subject to such Continuation and (c) the duration of the selected Interest Period. Each Notice of Continuation shall be irrevocable by and binding on the Borrower once given. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, or if a Default or Event of Default shall exist, such LIBOR Loan will automatically, on the last day of the current Interest Period therefor, Convert into a Base Rate Loan notwithstanding the first sentence of Section 2.7. or the Borrower’s failure to comply with any of the terms of such Section.
Section 2.7. Conversion.
     The Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Conversion to the Lender, Convert all or a portion of a LIBOR Loan into a Base Rate Loan or a Base Rate Loan into a LIBOR Loan; provided, however, a Base Rate Loan may not be Converted to a LIBOR Loan if a Default or Event of Default shall exist. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Conversion shall be given not later than 11:00 a.m. on the Business Day prior to the date of any proposed Conversion into Base Rate Loans and on the third Business Day prior to the date of any proposed Conversion into LIBOR Loans. Subject to the restrictions specified above, each Notice of Conversion shall be by telephone (confirmed immediately in writing) or telecopy in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Conversion shall be irrevocable by and binding on the Borrower once given.
Section 2.8. Note.
     (a) Generally. The Loan shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit C (the “Note”), payable to the order of the Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.
     (b) Records. The date, amount, interest rate, Type and duration of Interest Periods (if applicable) of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and such entries shall be binding on the Borrower, absent manifest error; provided, however, that the failure of the Lender to make any such record shall not affect the obligations of the Borrower under any of the Loan Documents.
Article III. Payments, Fees and Other General Provisions
Section 3.1. Payments.
     Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement or any other Loan Document shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to the Lender at its Principal Office, not later than 2:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 8.3., the Borrower may, at the time of making each payment under this Agreement or the Note, specify to the Lender the amounts payable by the Borrower hereunder to which such payment is to be applied. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall be payable for the period of such extension.
Section 3.2. Minimum Amounts.
     (a) Borrowings and Conversions. Each Base Rate Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Each LIBOR Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

     (b) Prepayments. Each voluntary prepayment of the Loan shall be in a minimum principal amount of $1,000,000 and integral multiples of $100,000 in excess thereof (or, if less, the aggregate principal amount of the Loan then outstanding).
Section 3.3. Fees.
     The Borrower agrees to pay the fees of the Lender as may be agreed to in writing by the Borrower and the Lender from time to time.
Section 3.4. Computations.
     Unless otherwise expressly set forth herein, any accrued interest on the Loan or any other Obligations, and all Fees due hereunder, shall be computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed, except in the case of LIBOR Loans which shall be computed on the basis of a year of 360 days and the actual number of days elapsed.
Section 3.5. Usury.
     In no event shall the amount of interest due or payable on the Loan or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or any other Loan Party or received by the Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the Lender in writing that the Borrower elects to have such excess sum returned to it. It is the express intent of the parties hereto that the Borrower not pay and the Lender not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law.
Section 3.6. Agreement Regarding Interest and Charges.
     The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Sections 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all facility fees, closing fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Lender to third parties or for damages incurred by the Lender, in each case in connection with the transactions contemplated by this Agreement and the other Loan Documents, are charges made to compensate the Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Lender in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.
Section 3.7. Statements of Account.
     The Lender will account to the Borrower monthly with a statement of the Loan, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Lender shall be deemed conclusive upon the Borrower absent manifest error. The failure of the Lender to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.
Section 3.8. Taxes.
     (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loan and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes imposed on or measured by the Lender’s assets, net income, receipts or branch profits, and (iii) any taxes (other than withholding taxes) with respect to the Lender that would not be imposed but for a connection between the Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Lender pursuant to or in respect of this Agreement or any other Loan Document) (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:
     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;
     (ii) promptly forward to the Lender an official receipt or other documentation satisfactory to the Lender evidencing such payment to such Governmental Authority; and
     (iii) pay to the Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by the Lender will equal the full amount that the Lender would have received had no such withholding or deduction been required.
     (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental Taxes, interest or penalties that may become payable by the Lender as a result of any such failure.
     (c) Tax Forms. Prior to the date that any Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Lender such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Participant establishing that payments to it hereunder and under the other Loan Documents are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax imposed under the Internal Revenue Code. Each such Participant shall, to the extent it may lawfully do so, (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower or the Lender and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Lender. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Participant that is organized under the laws of a jurisdiction outside of the United States of America, if such Participant fails to comply with the requirements of this subsection.
Article IV. Yield Protection, Etc.
Section 4.1. Additional Costs; Capital Adequacy.
     (a) Additional Costs. The Borrower shall promptly pay to the Lender from time to time such amounts as the Lender may reasonably determine to be necessary to compensate it for any costs incurred by the Lender that it determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by the Lender under this Agreement or any of the other Loan Documents in respect of any LIBOR Loan or such obligation or the maintenance by the Lender of capital in respect of any LIBOR Loan or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), to the extent resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to the Lender under this Agreement or any of the other Loan Documents in respect of any LIBOR Loan or its Commitment (other than taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges which are excluded from the definition of Taxes pursuant to the first sentence of Section 3.8.(a)); or (ii) imposes or modifies any reserve, special deposit or similar requirements (other than Regulation D of the Board of Governors of the Federal Reserve System or other reserve requirement to the extent utilized in the determination of Adjusted LIBOR for any such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, the Lender, or any commitment of the Lender (including, without limitation, the Commitment); or (iii) has or would have the effect of reducing the rate of return on capital of the Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration the Lender’s policies with respect to capital adequacy).

     (b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if, by reason of any Regulatory Change, the Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of it that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of the Lender that includes LIBOR Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if the Lender so elects by notice to the Borrower, the obligation of the Lender to make or Continue, or to Convert any other Type of Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 4.5. shall apply).
     (c) Notification and Determination of Additional Costs. The Lender agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, the failure of the Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Lender agrees to furnish to the Borrower a certificate setting forth the basis and amount of each request by the Lender for compensation under this Section. Absent manifest error, determinations by the Lender of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.2. Suspension of LIBOR Loans.
     Anything herein to the contrary notwithstanding, if, on or prior to the determination of Adjusted LIBOR for any Interest Period:
     (a) the Lender reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR for such Interest Period, or
     (b) the Lender reasonably determines (which determination shall be conclusive) that Adjusted LIBOR will not adequately and fairly reflect the cost to the Lender of making or maintaining LIBOR Loans for such Interest Period;
then the Lender shall give the Borrower prompt notice thereof and, so long as such condition remains in effect, the Lender shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Base Rate Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either repay such LIBOR Loan or Convert such LIBOR Loan into a Base Rate Loan.
Section 4.3. Illegality.
     Notwithstanding any other provision of this Agreement, if the Lender shall reasonably determine (which determination shall be conclusive) that it has become unlawful for the Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then the Lender shall promptly notify the Borrower thereof and the Lender’s obligation to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended until such time as the Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 4.5. shall be applicable).
Section 4.4. Compensation.
     The Borrower shall pay to the Lender, upon the request, such amount or amounts as shall be sufficient (in the reasonable opinion of the Lender) to compensate it for any loss, cost or expense that it reasonably determines is attributable to:
     (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article V. to be satisfied) to borrow a LIBOR Loan on the requested date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.
Upon the Borrower’s request, the Lender shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Absent manifest error, determinations by the Lender in any such statement shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.
Section 4.5. Treatment of Affected Loans.
     If the obligation of the Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 4.1.(b), 4.2. or 4.3., then all LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such LIBOR Loans (or, in the case of a Conversion required by Section 4.1.(b) or 4.3., on such earlier date as the Lender may specify to the Borrower) and, unless and until the Lender gives notice as provided below that the circumstances specified in Section 4.1. or 4.3. that gave rise to such Conversion no longer exist:
     (a) to the extent that LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and
     (b) any portion of the Loan that would otherwise be Continued as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.
Section 4.6. Change of Office.
     The Lender agrees that it will use reasonable efforts to designate an alternate office with respect to any portion of the Loan affected by the matters or circumstances described in Sections 3.8., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to the Lender as determined by the Lender in its sole discretion.
Section 4.7. Assumptions Concerning Funding of LIBOR Loans.
     Calculation of all amounts payable under this Article IV. shall be made as though the Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.
Article V. Conditions Precedent
Section 5.1. Initial Conditions Precedent.
     The obligation of the Lender to make the Loan is subject to the following conditions precedent:
     (a) The Lender shall have received each of the following, in form and substance satisfactory to the Lender:
     (i) At least two counterparts of this Agreement executed by the Borrower;
     (ii) The Note executed by the Borrower;

     (iii) The Guaranty executed by the Parent and each other Guarantor existing as of the Effective Date;
     (iv) An opinion of counsel to the Borrower and the other Loan Parties, addressed to the Lender, and covering the matters set forth in Exhibit D;
     (v) The certificate of limited partnership of the Borrower certified as of a recent date by the Secretary of State of the State of Delaware;
     (vi) A certificate of good standing or certificate of similar meaning with respect to the Borrower issued as of a recent date by the Secretary of State of the State of Delaware and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which the Borrower is required to be so qualified and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect;
     (vii) A certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower with respect to each of the officers of the Borrower authorized to execute and deliver the Loan Documents, and the officers of the Borrower then authorized to deliver the request for the Loan referred to in clause (ix) below, Notices of Continuation and Notices of Conversion;
     (viii) Copies certified by the Secretary or Assistant Secretary (or other individual performing similar functions) of the Borrower of the partnership agreement, and all partnership or other necessary action taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents;
     (ix) Evidence that all Fees payable to the Lender on or prior to the Effective Date have been paid;
     (x) A request from the Borrower for the Loan indicating the requested principal amount, how the proceeds thereof are to be made available to the Borrower, and if any portion of the Loan is to be a LIBOR Loan initially, the Interest Period therefor; and
     (xi) Such other documents, agreements and instruments as the Lender may reasonably request; and
     (b) In the good faith judgment of the Lender:
     (i) There shall not have occurred or become known to the Lender a material adverse change in the business, condition (financial or otherwise), operations, performance, and properties of the Parent, the Borrower and the other Subsidiaries taken as a whole since June 30, 2006;
     (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (1) result in a Material Adverse Effect or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
     (iii) The Parent, the Borrower and the other Subsidiaries shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (1) any Applicable Law or (2) any agreement, document or instrument to which the Parent, the Borrower or any other Loan Party is a party or by which any of them or their respective properties is bound, including without limitation, the Existing Credit Agreement, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which would not reasonably be likely to (A) have a Material Adverse Effect, or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Parent, the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and
     (iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.
Section 5.2. Additional Conditions Precedent to the Loan.
     The obligation of the Lender to make the Loan is subject to the further condition precedent that: (a) no Default or Event of Default shall exist as of the date of the making of the Loan or would exist immediately after giving effect thereto and (b) the representations and warranties made or deemed made by the Parent, the Borrower or any other Loan Party in the Loan Documents shall be true and correct in all material respects on and as of the date of the making of Loan with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding clauses (a) and (b) (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Lender prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event).
Article VI. Representations and Warranties
Section 6.1. Representations and Warranties.
     In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender as follows:
     (a) Organization; Power; Qualification. The Parent, the Borrower, the other Loan Parties and each other Subsidiary is a corporation, partnership, trust or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, partnership, trust or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.
     (b) Authorization. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow and obtain other extensions of credit hereunder. The Parent, the Borrower and each other Loan Party has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Parent, the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of principal) contained herein or therein and as may be limited by equitable principles generally.
     (c) Compliance with Laws, Etc. The execution, delivery and performance of the Loan Documents to which the Parent, the Borrower or any other Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law relating to the Parent, the Borrower or any other Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Parent, the Borrower or any other Loan Party or any indenture, agreement or other instrument to which the Parent, the Borrower or any other Loan Party is a party or by which it or any of its respective properties may be bound, including without limitation, the Existing Credit Agreement; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower.
     (d) No Material Adverse Change. Since December 31, 2005, there has been no material adverse change in the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Borrower and its Subsidiaries taken as a whole. The Parent, the Borrower and each Subsidiary is Solvent.
     (e) Absence of Defaults. None of the Parent, the Borrower, any other Loan Party or any other Subsidiary is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived, which, in any such case: (i) constitutes a Default or an Event of Default; or (ii) constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by the Parent, the Borrower, any other Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which the Parent, the Borrower, any other Loan Party or any other Subsidiary is a party or by which the Parent, the Borrower, any other Loan Party or any other Subsidiary or any of their respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (f) [Reserved]
     (g) Accuracy and Completeness of Information. No written information, report or other papers or data (excluding financial projections and other forward looking statements) furnished to the Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, contained any untrue statement of a fact material to the creditworthiness of the Parent, the Borrower, any other Loan Party or any other Subsidiary or omitted to state a material fact necessary in order to make such statements contained therein, in light of the circumstances under which they were made, not misleading. All financial statements (including in each case all related schedules and notes) furnished to the Lender by, on behalf of, or at the direction of, the Parent, the Borrower, any other Loan Party or any other Subsidiary in connection with, pursuant to or relating in any way to this Agreement, present fairly in all material respects, the financial position of the Persons involved as at the date thereof and the results of operations for such periods in accordance with GAAP consistently applied throughout the periods involved (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). All financial projections and other forward looking statements prepared by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary that have been or may hereafter be made available to the Lender were or will be prepared in good faith based on reasonable assumptions. As of the Effective Date, no fact is known to the Borrower which has had, or in the future is reasonably likely to have (so far as the Borrower can reasonably foresee), a Material Adverse Effect which has not been set forth such information, reports or other papers or data or otherwise disclosed in writing to the Lender.
     (h) Foreign Assets Control. None of the Parent, the Borrower, any Subsidiary or any Affiliate: (i) is a Sanctioned Person, (ii) has any of its assets in Sanctioned Entities, or (iii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities.
     (i) Existing Credit Agreement Representations. The Existing Credit Agreement Representations are each true and correct.
Section 6.2. Survival of Representations and Warranties, Etc.
     All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of the Parent, the Borrower, any other Loan Party or any other Subsidiary to the Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment hereto or thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of the Borrower prior to the Agreement Date and delivered to the Lender in connection with the underwriting or closing of the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower to the Lender under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date, and the date of the occurrence of any Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loan.
Article VII. Covenants
     For so long as this Agreement is in effect, the Borrower shall comply with the following covenants:
Section 7.1. Certain Covenants of Existing Credit Agreement.
     The Borrower will perform, comply with and be bound by, for the benefit of the Lender, each of its agreements, covenants and obligations contained in the Existing Credit Agreement Covenants, each of which (together with the related definitions and ancillary provisions) is hereby incorporated herein by reference.
Section 7.2. Information.
     For so long as this Agreement is in effect, the Borrower shall furnish to the Lender:
     (a) Default. Notice of the occurrence of any Default or Event of Default promptly upon a Responsible Officer of the Borrower obtaining knowledge thereof;
     (b) Patriot Act Information. From time to time and promptly upon each request, information identifying the Borrower as the Lender may request in order to comply with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
     (c) Other Information. From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Parent, the Borrower or any of the other Subsidiaries as the Lender may reasonably request.
Section 7.3. Further Assurances.
     The Borrower shall, at the Borrower’s sole cost and expense and upon request of the Lender, execute and deliver or cause to be executed and delivered, such further instruments, documents and certificates, and do and cause to be done such further acts that may be necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.
Section 7.4. Guarantors; Release of Guarantors.
     (a) Requirement to Become Guarantor. Within 10 Business Days of any Person becoming a Guarantor under and as defined in the Existing Credit Agreement, the Borrower shall cause to be delivered to the Lender an Accession Agreement executed by such Person.
     (b) Release of a Guarantor. The Borrower may request in writing that the Lender release, and upon receipt of such request the Lender shall release, a Guarantor (other than the Parent) from the Guaranty so long as: (i) simultaneously with its release from the Guaranty, such Guarantor will cease to be a Guarantor under and as defined in the Existing Credit Agreement and (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; (iii) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such release with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents; and (iv) the Lender shall have received such written request at least 10 Business Days prior to the requested date of release. Delivery by the Borrower to the Lender of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request.
Article VIII. Default
Section 8.1. Events of Default.
     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:
     (a) Default in Payment of Principal. The Parent, the Borrower or any other Loan Party shall fail to pay when due (whether upon demand, at maturity, by reason of acceleration or otherwise) any principal of the Loan.
     (b) Default in Payment of Interest and Other Obligations. The Borrower shall fail to pay when due any interest on the Loan or any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, and such failure shall continue for a period of 5 days.
     (c) Default in Performance. (i) The Borrower shall fail to perform or observe any term, covenant, condition or agreement contained in Section 7.2.(a) or (ii) the Parent, the Borrower or any other Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and in the case of this clause (ii) only such failure shall continue for a period of 30 days after the date upon which the Borrower has received written notice of such failure from the Lender.
     (d) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of the Parent, the Borrower or any other Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished or made or deemed made by or on behalf of the Parent, the Borrower or any other Loan Party to the Lender, shall at any time prove to have been incorrect or misleading, in light of the circumstances in which made or deemed made, in any material respect when furnished or made or deemed made.
     (e) Voluntary Bankruptcy Proceeding. The Parent, the Borrower or any other Loan Party shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.
     (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Parent, the Borrower or any other Loan Party in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the remedy or other relief requested in such case or proceeding against such Person (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.
     (g) Litigation; Enforceability. The Parent, the Borrower or any other Loan Party shall disavow, revoke or terminate (or attempt to terminate) any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of this Agreement or any other Loan Document or this Agreement or any other Loan Document shall cease to be in full force and effect (except as a result of the express terms thereof).
     (h) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.
     (i) Existing Credit Agreement. An Existing Credit Agreement Default (each Existing Credit Agreement Default being hereby incorporated herein by reference) shall occur.
Section 8.2. Remedies Upon Event of Default.
     Upon the occurrence of an Event of Default the following provisions shall apply:
     (a) Acceleration.
     (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 8.1.(e) or 8.1.(f), (A) the principal of, and all accrued interest on, the Loan at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lender under this Agreement or any of the other Loan Documents, shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower.
     (ii) Optional. If any other Event of Default shall exist, the Lender may declare (A) the principal of, and accrued interest on, the Loan at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lender under this Agreement or any of the other Loan Documents, to be immediately due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower.
     (b) Other Remedies. The Lender may exercise any and all of its rights under any and all of the other Loan Documents and all rights and remedies it may have under any Applicable Law. To the extent permitted by Applicable Law, the Lender shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.
Section 8.3. Application of Proceeds.
     If an Event of Default shall exist and maturity of any of the Obligations has been accelerated, all payments received by the Lender under any of the Loan Documents in respect of any of the Obligations shall be applied in the following order and priority: (a) amounts due the Lender in respect of fees and expenses due under Section 9.2.; (b) payments of interest on the Loan; (c) payments of principal of the Loan; (d) amounts due the Lender pursuant to Section 9.10.; (e) payments of all other Obligations and other amounts due and owing by the Borrower under any of the Loan Documents, if any; and (f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 8.4. Performance by Lender.
     If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Lender may, after notice to the Borrower, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Lender, promptly pay any amount reasonably expended by the Lender in such performance or attempted performance to the Lender, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, the Lender shall not have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.
Section 8.5. Rights Cumulative.
     The rights and remedies of the Lender under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which the Lender may otherwise have under Applicable Law. In exercising its rights and remedies the Lender may be selective and no failure or delay by the Lender in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.
Article IX. Miscellaneous
Section 9.1. Notices.
     Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:
     If to the Borrower:
U-Store-It, L.P.
c/o U-Store-It Trust
6745 Engle Road, Suite 300
Cleveland, Ohio 44130
Attn: Christopher P. Marr
Telephone:    (440) 260-2223
Telecopy:      (440) 234-8776
     If to the Lender:
Wachovia Bank, National Association
One Wachovia Center
301 South College Street
Charlotte, North Carolina 28288
Attn: Rex E. Rudy
Telephone:    (704) 383-6506
Telecopy:      (704) 383-6205
or, as to each party at such other address as shall be designated by such party in a written notice to the other party delivered in compliance with this Section. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered or sent by overnight courier, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Lender under Article II. shall be effective only when actually received. The Lender shall not incur any liability to the Borrower or any other Loan Party for acting upon any telephonic notice referred to in this Agreement which the Lender believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. Failure of a Person designated to get a copy of a notice to receive such copy shall not affect the validity of notice properly given to any other Person.

Section 9.2. Expenses.
     The Borrower agrees (a) to pay or reimburse the Lender for all of its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expenses and travel expenses relating to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Lender, (b) to pay or reimburse the Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of its counsel, (c) to pay, and indemnify and hold harmless the Lender from any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay or reimburse the Lender for all its costs and expenses incurred in connection with any bankruptcy or other proceeding of the type described in Sections 8.1.(e) or 8.1.(f), including the reasonable fees and disbursements of the Lender’s counsel, whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding. If the Borrower shall fail to pay any amounts required to be paid by it pursuant to this Section, the Lender may pay such amounts on behalf of the Borrower and such amounts shall constitute Obligations owing hereunder.
Section 9.3. Setoff.
     In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time during the continuance of an Event of Default, without prior notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Participant subject to receipt of the prior written consent of the Lender exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lender, or any affiliate of the Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not the Loan or any of the other Obligations has been declared to be, or has otherwise become, due and payable as permitted by Section 8.2., and although such obligations shall be contingent or unmatured.
Section 9.4. Litigation; Jurisdiction; Other Matters; Waivers.
     (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN THE BORROWER AND THE LENDER WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDER AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN THE BORROWER AND THE LENDER OF ANY KIND OR NATURE RELATING TO ANY OF THE LOAN DOCUMENTS.
     (b) EACH OF THE BORROWER AND THE LENDER HEREBY AGREES THAT ANY FEDERAL DISTRICT COURT AND ANY STATE COURT LOCATED IN CHARLOTTE, NORTH CAROLINA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE BORROWER AND LENDER PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM. THE BORROWER AND THE LENDER EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS WITH RESPECT TO SUCH CLAIMS OR DISPUTES. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH

COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM, AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE LENDER OR THE ENFORCEMENT BY THE LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.
     (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOAN AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.
Section 9.5. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Lender and any such assignment or other transfer to which the Lender has not so consented shall be null and void.
     (b) The Lender may make, carry or transfer the Loan, or any portion thereof at, to or for the account of any of its branch offices or the office of an affiliate of the Lender except to the extent such transfer would result in increased costs to the Borrower.
     (c) The Lender may at any time grant to one or more banks or other financial institutions (each a “Participant”) participating interests in the Commitment or the Obligations. Except as otherwise provided in Section 9.3., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by the Lender of a participating interest to a Participant, the Lender shall remain responsible for the performance of its obligations hereunder. Any agreement pursuant to which the Lender may grant such a participating interest shall provide that the Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, the Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase, or extend the term or extend the time or waive any requirement for the reduction or termination of, the Commitment, (ii) extend the date fixed for the payment of principal of or interest on the Loan, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest is payable thereon.
     (d) The Lender may with the prior consent of the Borrower (which consent shall not be unreasonably withheld), assign to one or more banks or other financial institutions (each an “Assignee”) all or a portion of the Obligations and the Lender’s other rights or obligations under this Agreement and the other Loan Documents; provided, however, no such consent by the Borrower shall be required in the case of any assignment to an affiliate of the Lender or if a Default or Event of Default shall exist.
     (e) In addition to the assignments and participations permitted under the foregoing provisions of this Section, the Lender may assign and pledge all or any portion of the Loan and the Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank, and the Loan and Note shall be fully transferable as provided therein. No such assignment shall release the Lender from its obligations hereunder.
     (f) The Lender may furnish any information concerning the Parent, the Borrower, any other Loan Party or any other Subsidiary in the possession of the Lender from time to time to Assignees and Participants (including prospective Assignees and Participants) subject to compliance with Section 9.8.
Section 9.6. Amendments; Waivers.
     Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement or any other Loan Document to be given by the Lender may be given, and any term of this

Agreement or of any other Loan Document may be amended, and the performance or observance by the Borrower, any other Loan Party or any other Subsidiary of any terms of this Agreement or such other Loan Document or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Lender (and, in the case of an amendment to any Loan Document, the written consent of the Borrower). No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
Section 9.7. Nonliability of Lender.
     The relationship between the Borrower and the Lender shall be solely that of borrower and lender. The Lender shall not shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between the parties hereto, shall be deemed to create any fiduciary duty owing by the Lender to the Borrower or any other Loan Party. The Lender does not undertake any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
Section 9.8. Confidentiality.
     The Lender shall use reasonable efforts to assure that information about the Parent, the Borrower, the other Loan Parties and the other Subsidiaries, and the properties thereof and their operations, affairs and financial condition, not generally disclosed to the public, which is furnished to the Lender pursuant to the provisions of this Agreement or any other Loan Document, is used only for the purposes of this Agreement and the other Loan Documents and shall not be divulged to any Person other than the Lender, and its agents who are actively and directly participating in the evaluation, administration or enforcement of the Loan Documents and other transactions between the Lender and the Borrower, but in any event the Lender may make disclosure: (a) to any of its affiliates (provided they shall agree to keep such information confidential in accordance with the terms of this Section 9.8.); (b) as reasonably requested by any potential or actual Assignee, Participant or other transferee in connection with the contemplated transfer of any interest in the Loan or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings or as otherwise required by Applicable Law; provided, however, if the Lender receives a summons or subpoena to disclose any such confidential information to any Person, the Lender shall, if legally permitted, endeavor to notify the Borrower thereof as soon as possible after receipt of such request, summons or subpoena and the Borrower shall be afforded an opportunity to seek protective orders, or such other confidential treatment of such disclosed information, as the Borrower and the Lender may deem reasonable; (d) to the Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) after the happening and during the continuance of an Event of Default, to any other Person, in connection with the exercise by the Lender of rights hereunder or under any of the other Loan Documents; (f) upon the Borrower’s prior consent (which consent shall not be unreasonably withheld), to any contractual counter-parties to any swap or similar hedging agreement or to any rating agency; and (g) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section actually known to the Lender to be such a breach or (y) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate. Notwithstanding the foregoing, the Lender may disclose any such confidential information, without notice to the Borrower or any other Loan Party to Governmental Authorities in connection with any regulatory examination of the Lender or in accordance with the regulatory compliance policy of the Lender.

Section 9.9. Patriot Act.
     The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Lender is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with such Act.
Section 9.10. Indemnification.
     The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Lender, any affiliate of the Lender, and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all of the following (collectively, the “Indemnified Costs”): losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”) which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of the Loan; (iii) any actual or proposed use by the Borrower of the proceeds of the Loan; (iv) the Lender’s entering into this Agreement; (v) the fact that the Lender has established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Lender is a creditor of the Borrower and has or is alleged to have information regarding the financial condition, strategic plans or business operations of the Parent, the Borrower or any of the other Subsidiaries; (vii) the fact that the Lender is a material creditor of the Borrower and is alleged to influence directly or indirectly the business decisions or affairs of the Borrower or its financial condition; (viii) the exercise of any right or remedy the Lender may have under this Agreement or the other Loan Documents; (ix) any civil penalty or fine assessed by the OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof by, the Lender as a result of conduct of the Borrower, any other Loan Party or any other Subsidiary that violates a sanction enforced by the OFAC; or (x) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Lender as successor to the Borrower) to be in compliance with such Environmental Laws; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party (A) for any acts or omissions of such Indemnified Party in connection with matters described in this subsection to the extent arising from the gross negligence or willful misconduct of such Indemnified Party, as determined by a court of competent jurisdiction in a final, non-appealable judgment or (B) Indemnified Costs to the extent arising directly out of or resulting directly from claims of one or more Indemnified Parties against another Indemnified Party. The Borrower’s indemnification obligations under this Section 9.10. shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Parent, the Borrower or any other Subsidiary. An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all Indemnified Costs incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party. If and to the extent that the obligations of the Borrower under this Section are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law. The Borrower’s obligations under this Section shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any other of their obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 9.11. Termination; Survival.
     At such time as the outstanding principal amount of the Loan, all accrued and unpaid interest thereon and all other Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Lender is entitled under the provisions of Sections 3.8., 4.1., 4.4., 9.2. and 9.10. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 9.4., shall continue in full force and effect and shall protect the Lender notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before.
Section 9.12. Severability of Provisions.
     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.
Section 9.13. GOVERNING LAW.
     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NORTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.
Section 9.14. Patriot Act.
     The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrower and the other Loan Parties, which information includes the name and address of the Borrower and the other Loan Parties and other information that will allow the Lender to identify the Borrower and the other Loan Parties in accordance with such Act.
Section 9.15. Counterparts.
     This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.
Section 9.16. Limitation of Liability.
     The Lender shall not, nor shall any affiliate, officer, director, employee, attorney, or agent of the Lender, have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Lender or any of the Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.
Section 9.17. Entire Agreement.
     This Agreement and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.
Section 9.18. Construction.
     The Lender and the Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Lender and the Borrower.
Section 9.19. Existing Credit Agreement Provisions.
     (a) Notwithstanding any provision of any Loan Document to the contrary, the Borrower and the Lender hereby agree that on or after the Agreement Date any amendment to, or waiver of, (i) the Existing Credit Agreement Representations, (ii) the Existing Credit Agreement Defaults or (iii) the Existing Credit Agreement Covenants, which has been expressly consented to by the Lender, shall be deemed to be incorporated herein by reference and shall become effective hereunder when such amendment or waiver becomes effective thereunder, without any further action necessary by the Borrower or the Lender. Any such amendment or waiver shall be effective only in the specific instance and for the specific purpose for which given. The Borrower agrees to provide promptly the Lender with a copy of such amendment or waiver.
     (b) The Existing Credit Agreement Representations, the Existing Credit Agreement Defaults and the Existing Credit Agreement Covenants incorporated herein by reference and any definitions or other terms or provisions of the Existing Credit Agreement incorporated herein by reference, will be deemed to continue in effect for the benefit of the Lender until this Agreement has terminated in accordance with its terms, including, without limitation, whether or not the Existing Credit Agreement remains in effect or whether or not the Existing Credit Agreement is amended, restated or terminated after the date hereof. For purposes of the foregoing, (i) references in the provisions of the Existing Credit Agreement incorporated herein by reference to the “Borrower” shall refer to the Borrower; (ii) references therein to the “Agent,” “Lenders” and “Lender” shall refer to the Lender; and (iii) the terms “Agreement,” “hereto” and “hereof” when used in the provisions of the Existing Credit Agreement incorporated herein by referenced shall refer to this Agreement.
[Signatures on Following Pages]

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

U-STORE-IT, L.P.
By:	U-Store-It Trust, its sole general partner

By:	/s/ Christopher P. Marr
	Name:	Christopher P. Marr
	Title:	Chief Financial Officer

[Signatures Continued on Next Page]

[Signature Page to Credit Agreement with U-Store-It, L.P.]

WACHOVIA BANK, NATIONAL ASSOCIATION
By:	/s/ Cynthia A. Bean
	Name:	Cynthia A. Bean
	Title:	Vice President

Commitment Amount: $50,000,000